Exhibit 4.15


                           FIFTH AMENDMENT TO THE
                     AMERICAN STORES RETIREMENT ESTATES
                             (1994 RESTATEMENT)


     The American Stores Retirement Estates (1994 Restatement)("ASRE") is hereby amended in the following respects.

     A. Effective August 1, 1996, ASRE shall be merged with Jewel Companies Retirement Estates ("JCRE"), with ASRE being the surviving plan; provided that the sum of the account balances in ASRE and JCRE prior to the merger shall equal the fair market value of the assets of the merged plan, and provided further, that immediately after the merger each participant in the merged plan shall have an account balance equal to the sum of the account balances the participant had in the plans immediately prior to the merger.

     B. Effective October 1, 1996, Section 5.4(b)(iv) of the Plan shall be amended to read as follows:

          The Short Maturity Fund invested in short-term fixed income investments and other securities including obligations of the United States Government and its agencies and short-term liquid investments; and

     IN WITNESS WHEREOF, this instrument of amendment is executed this ___ day of ___________, 199_.



                                          AMERICAN STORES COMPANY


                                          By:
                                             ------------------------------
                                                Senior V.P. Human Resources